Exhibit 99.1

Second Quarter 2014 - Earnings Release

FOR IMMEDIATE RELEASE

From:	Christy Stoner
Uwharrie Capital Corp
704-991-1138

Date: July 16, 2014

Albemarle - Uwharrie Capital Corp and its subsidiary bank, Uwharrie Bank reported consolidated total assets of $511 million at June 30, 2014 versus $517 million at December 31, 2013. Net income for the six month period ended June 30, 2014 was $1.1 million versus $919 thousand for the same period in 2013. For the six months ended June 30, 2014, net income available to common shareholders was $840 thousand or $0.12 per share compared to $476 thousand or $0.07 per share for June 30, 2013, a 76% improvement. Net income available to common shareholders takes into consideration the payment of dividends on preferred stock issued by the Company.

Net income for the three month period ended June 30, 2014 was $596 thousand versus $156 thousand for the same period in 2013. Three months ended June 30, 2014, net income available to common shareholders was $449 thousand or $0.06 per share versus a net loss of $23 thousand for the three months ended June 30, 2013.

Chester Lowder, Board of Directors’ Chairman commented, “The Board of Directors is pleased to make this announcement. Our shareholders continue to show their support by doing business with us and referring their friends. This allows our Company to continue creating value and serving our communities well by empowering local people to control their economic destiny.”

Contact David Beaver, Chief Financial Officer at 704-991-1266 for further information.

About Uwharrie Capital Corp

Uwharrie Capital Corp offers a full range of financial solutions through its subsidiaries: Uwharrie Bank, Strategic Investment Group and Strategic Investment Advisors. Additional information on Uwharrie Capital Corp may be found at www.UwharrieCapitalCorp.com or by calling 704-982-4415.

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